U.S. Offer to Purchase for Cash

Series V Shares and American Depositary Shares

of

Grupo Iusacell, S.A. de C.V.

at the U.S. Dollar Equivalent of

Mexican Pesos 0.1142436 Per Series V Share

and

Mexican Pesos 11.42436 Per American Depositary Share

(each ADS representing one hundred Series V Shares)

by

Fintech Mobile Inc.

a wholly-owned subsidiary

of

Fintech Advisory Inc.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME (4:00 P.M., MEXICO CITY TIME) ON THURSDAY,
AUGUST 21, 2003 UNLESS THE U.S. OFFER IS EXTENDED.

July 24, 2003

To Our Clients:

      Enclosed for your consideration is a U.S. Offer to Purchase, dated July 24, 2003 (the “U.S. Offer to Purchase”), and related ADS Letter of Transmittal (the “ADS Letter of Transmittal”) relating to the offer in the United States (the “U.S. Offer”) by Fintech Mobile, Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Fintech Advisory, Inc., a Delaware corporation (“Fintech”), for all of the outstanding Series V Shares (the “Series V Shares”) and American Depositary Shares (“ADSs”, and collectively with the Series V Shares, the “Securities”), of Grupo Iusacell, S.A. de C.V., a sociedad anónima de capital variable organized and existing under the laws of the United Mexican States (“Iusacell”). Each ADS represents one hundred Series V Shares. Simultaneously with the U.S. Offer, Purchaser is offering in Mexico (the “Mexican Offer,” and collectively with the U.S. Offer, the “Offers”) to purchase for cash all of the outstanding Series V Shares and Series A Shares (“Series A Shares”) of Iusacell for Ps. 0.1142436 for each Series A Share and Series V Share on the same terms as the Series V Shares and ADSs in the U.S. Offer.

      In the U.S. Offer, Purchaser is offering to purchase all of the outstanding ADSs at the U.S. dollar equivalent of Ps. 11.424376 per ADS and all of the outstanding Series V Shares held by persons who are not Mexican residents at the U.S. dollar equivalent of Ps. 0.1142436 per Series V Share, in cash, in each case less any withholding taxes and without interest thereon. The purchase price for the Securities accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars equivalent to the applicable Mexican peso price in the U.S. Offer, based on the U.S. dollar to Mexican peso exchange rate calculated using the average of the exchange rates reported on each of the five consecutive U.S. business days ending two U.S. business days prior to the expiration date of the U.S. Offer by Reuters Group PLC and Bloomberg LP on their FXBENCH page as the New York closing rate for the exchange of Mexican pesos and U.S. dollars (the “Applicable Exchange Rate”). Purchaser will announce the Applicable Exchange Rate by a press release not later than

9:00 a.m., New York City time, on the next U.S. business day after the Applicable Exchange Rate is determined. The Mexican Offer is open to all holders, including U.S. residents, of Series V Shares. The purchase price for the Series V Shares tendered in the Mexican Offer will be paid, at such holder’s election, in Mexican pesos or in U.S. dollars equivalent to the Mexican peso price in the Mexican Offer based on the Applicable Exchange Rate. However, individuals tendering Series V Shares into the Mexican Offer will be entitled to elect to receive the purchase price in U.S. dollars only if they have an account in or outside Mexico into which they can receive payment in U.S. dollars and the information regarding such account has been provided to the custodian for their Series V Shares.

      Notwithstanding any provision of the U.S. Offer, Purchaser will not accept Securities for payment or pay for any Securities that have been tendered pursuant to the U.S. Offer, if any of the following shall have occurred and be continuing as of the Expiration Date (as defined below) (collectively, the “Offer Conditions”): (i) any governmental entity (either in Mexico or the United States) shall have enacted, issued, promulgated or enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which prevents or prohibits the consummation of either the Mexican Offer or the U.S. Offer; (ii) the approval of the U.S. Federal Communications Commission for the transfer of the section 214 authorization held by Iusatel USA, Inc., a subsidiary of Iusacell, shall not have been obtained; (iii) the number of Securities and Series A Shares validly tendered into the Offers (and not withdrawn) shall not equal at least 70 percent of the outstanding Securities and Series A Shares on a fully diluted basis (the “Minimum Tender Condition”) (unless Purchaser waives this condition). The conditions to the Mexican Offer are substantially the same to those in the U.S. Offer. If on any date the U.S. Offer is scheduled to expire the Offer Conditions have not been satisfied, Purchaser will extend the U.S. Offer in increments of five business days until all of the Offer Conditions have been satisfied (or waived with respect to the Minimum Tender Condition), unless Fintech and Purchaser believe that such conditions are incapable of being satisfied or waived. Fintech and Purchaser are not obligated, and do not intend, to extend the U.S. Offer beyond December 11, 2003.

      THE MATERIALS RELATING TO THE U.S. OFFER ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF THE ADSs HELD BY US FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. IF YOU WISH TO TENDER SUCH ADSs IN THE U.S. OFFER, YOU MUST COMPLETE, SIGN AND RETURN TO US THE INSTRUCTION FORM ATTACHED TO THIS LETTER. NONE OF THE ADSs HELD BY US FOR YOUR ACCOUNT WILL BE TENDERED UNLESS WE RECEIVE SUCH WRITTEN INSTRUCTIONS FROM YOU TO DO SO. UNLESS A SPECIFIC CONTRARY INSTRUCTION IS GIVEN IN THE SPACE PROVIDED, YOUR SIGNATURE(S) ON THE INSTRUCTION FORM SHALL CONSTITUTE AN INSTRUCTION TO US TO TENDER ALL THE ADSs HELD BY US FOR YOUR ACCOUNT. A TENDER OF THE ADSs MAY ONLY BE MADE BY US AS THE HOLDER OF RECORD OF THE ADSs, PURSUANT TO YOUR INSTRUCTIONS.

      If you beneficially own ADSs but prefer to tender the underlying Series V Shares, please instruct us to convert your ADSs into Series V Shares. We will, on your behalf, contact The Bank of New York, as depositary, to convert your ADSs into Series V Shares and tender such Series V Shares in the Mexican Offer, in accordance with the terms of the Mexican Offer and your instruction. However, you will have to pay a fee of up to $0.05 for each ADS converted. If you choose to convert your ADSs into Series V Shares and tender into the Mexican Offer and elect to receive payment in Mexican pesos you will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers if you later wish to convert your Mexican pesos into U.S. dollars. If you are not a Mexican resident, you can tender Series V Shares in either the U.S. Offer or the Mexican Offer. Mexican residents can tender Series V Shares held by them only in the Mexican Offer. The conditions to the Mexican Offer are substantially similar to those in the U.S. Offer.

      Accordingly, we request your instructions as to whether you wish us to tender on your behalf the ADSs held by us for your account, pursuant to the terms and subject to the conditions set forth in the enclosed U.S. Offer to Purchase and ADS Letter of Transmittal, or convert the ADSs into Series V Shares.

      Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the ADSs on your behalf in accordance with the provisions of the U.S. Offer. THE U.S. OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME (4:00 P.M. MEXICO CITY TIME) ON THURSDAY, AUGUST 21, 2003, UNLESS THE U.S. OFFER IS EXTENDED (AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”). ADSs TENDERED FOR PAYMENT PURSUANT TO THE U.S. OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.

      If you wish to have us tender your ADSs or convert them into Series V Shares, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The instruction form relates only to the tender or conversion of ADSs. If you beneficially own Series V Shares of Iusacell and would like to tender your Series V Shares in the U.S. Offer or in the Mexican Offer, please contact the nominee for your Series V Shares to effect such a tender.

      The U.S. Offer is not being made (nor will tenders be accepted from or on behalf of) holders of Securities in any jurisdiction in which the making or acceptance of the U.S. Offer would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the U.S. Offer in any such jurisdiction and extend the U.S. Offer to holders of Securities in such jurisdiction.

      Any inquiries you may have with respect to the U.S. Offer and requests for additional copies of the enclosed materials should be addressed to MacKenzie Partners, Inc., the Information Agent for the U.S. Offer, at its address and telephone numbers set forth on the back cover page of the U.S. Offer to Purchase.

INSTRUCTION FORM FOR ADSs OF GRUPO IUSACELL, S.A. DE C.V. IN THE U.S. OFFER

      The undersigned acknowledges receipt of your letter and the enclosed materials referred to therein related to the U.S. Offer by Fintech Mobile Inc. to purchase all the outstanding ADSs of Grupo Iusacell, S.A. de C.V. and all outstanding Series V Shares of Grupo Iusacell held by persons who are not Mexican residents.

      This will instruct you to tender or convert the number of ADSs indicated below (and if no number is indicated, all ADSs) held by you for the account of the undersigned in accordance with the terms and subject to the conditions set forth in the U.S. Offer to Purchase and in the ADS Letter of Transmittal.

Please tender the ADSs held by you for my account as indicated below:
☐	Please tender ADSs [NUMBER OF ADSs]
☐	Please DO NOT tender any ADSs held by you for my account.
Please convert the ADSs held by you for my account into Series V Shares as indicated below:
☐	Please convert ADSs into Series V Shares [NUMBER OF ADSs]
☐	Please DO NOT convert any ADSs held by you for my account.

Date:                     , 2003

Signature(s):

Print Name(s) here:

Print Address(es):

Area Code and Telephone Number(s):

Tax Identification or Social Security Number(s):

     NONE OF THE ADSs HELD BY US FOR YOUR ACCOUNT WILL BE TENDERED OR CONVERTED UNLESS WE RECEIVE WRITTEN INSTRUCTIONS FROM YOU TO DO SO. UNLESS A SPECIFIC CONTRARY INSTRUCTION IS GIVEN IN THE SPACE PROVIDED, YOUR SIGNATURE(S) HEREON SHALL CONSTITUTE AN INSTRUCTION TO US TO TENDER ALL THE ADSs HELD BY US FOR YOUR ACCOUNT.